Exhibit 10.5

EMPLOYMENT AGREEMENT

Employers Insurance Company of Nevada, (the “Company”) and Ann W. Nelson (the “Employee”) enter this Employment Agreement (this “Agreement”) on this 1st day of January, 2006.

RECITALS

A. Employee has knowledge and experience applicable to the position of Executive Vice President Corporate and Public Affairs.

B. The Company is a Nevada domiciled insurance company.

C. The Company desires to employ Employee to perform certain services for the Company, and Employee desires to be so employed by the Company.

In consideration of the premises and mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the parties agree as follows:

TERM

1. Employment.

The Company agrees to employ Employee and Employee accepts such employment upon the terms and conditions specified herein. Employee agrees to devote substantially all of his time and effort during working hours in the performance of the duties called for herein and agrees that any other non-employment related duties (i.e., industry related groups, service on boards, etc) will not be allowed to materially interfere with the performance of the duties called for herein.

2. Term.

The term of this Agreement shall commence on the date hereof, and continue for three (3) years, until December 31, 2008 (the “Expiration Date”) unless sooner terminated in accordance with this Agreement. The Company agrees to notify the Employee of its intent whether or not to offer another contract of employment to the Employee not later than six (6) months prior to the expiration of this Agreement. If the Company informs the Employee that the employment will be terminated at the end of the term of this Agreement, Employee shall be entitled to reasonable paid administrative leave to secure other employment through the end of the Agreement. If the Company informs the Employee that a new contract will be offered after the expiration of this Agreement, the parties hereto shall consummate the terms and conditions of the new contract not less than thirty (30) days before the expiration of this Agreement. If the parties cannot agree on the terms and conditions of the new contract more than thirty (30) days before the expiration of this Agreement, and the Company decides, at that time, that further negotiations are not appropriate, the Company shall pay Employee severance, in accordance with Paragraph 6(a)(l) herein, upon the termination of the Agreement.

3. Services and Duties.

Employee shall serve as Executive Vice President Corporate and Public Affairs and shall perform such duties as may be assigned by the Chief Executive Officer from time to time. At the request of the Board of Directors of the Company, Employee shall also serve as a director of the Company and/or one or more of the Company’s parent, subsidiaries or affiliates at no additional compensation. Employee agrees that upon the termination of his employment with the Company, he shall resign from any and all Boards effective on the date of the termination of employment.

4. Insurance.

The Employee agrees to submit to a physical examination at a reasonable time as requested by the Company for the purpose of the Company’s obtaining life insurance on the life of the Employee for the benefit of the Company; provided, however, that the Company shall bear the costs for such examinations and shall pay all premiums on any life insurance obtained as a result of such examinations. Employee further agrees to submit to drug testing in accordance with the Company policy.

5. Termination.

(a) The Company, at any time, may terminate this Agreement immediately for Cause. Cause is defined as:

(i) A material breach of this Agreement by Employee;

(ii) Failure or inability of Employee to obtain or maintain any required licenses or certificates;

(iii) Willful violation by Employee of any law, rule or regulation, including without limitation, any material insurance law or regulation, which violation may, as determined by the Company, adversely affect the ability of Employee to perform his duties hereunder or may subject the Company to liability;

(iv) Election by the Company to discontinue the Company’s business; or,

(v) Conviction of any felony or crime including moral turpitude.

(b) The Employee may terminate this Agreement immediately in the event of:

(i) A material breach of this Agreement by the Company; or

(ii) Willful violation by Employer of any law, rule or regulation, including without limitation, any material insurance law or regulation, which violation may, as determined by the Employee, adversely affect the ability of Employee to perform his duties hereunder or may subject the Employee to liability

(c) The Company may also terminate this Agreement upon the occurrence of one or more of the following events, subject to applicable law:

(i) Death of Employee;

(ii) Employee is deemed to be disabled in accordance with the policies of the Company and the law or if Employee is unable to perform the essential job functions of Employee’s position with the Company, with or without reasonable accommodation, for a period of more than 100 business days in any 120 consecutive business day period. Employee is entitled to any and all short term or long term disability programs, like any other employee, in accordance with the policies of the Company, whether or not this Agreement is terminated;

(iii) Any event, occurrence, or factual situation that, in the sole and absolute discretion of the Company, shall make the continued employment of Employee ineffective, inadvisable, or unnecessary.

6. Duties Upon Termination

(a) If the Company terminates this Agreement for any reason before the Expiration Date, other than specified above in subsection 5(a) for Cause, 5(c)(l), for the death of the employee, or 5(C)(2) for disability, or if the Employee terminates this Agreement for Cause which has not been cured by the Company within thirty (30) days of receipt of written notice of the alleged breach pursuant to Paragraph 5(b), the Employee shall receive the following severance pay (the “Severance Pay”):

(i) An amount equal to Base Salary through expiration of the term of this Agreement or one months Base Salary (as defined below) for each completed year of service with the Company, whichever is greater but in no event less than twelve (12) months, within thirty (30) days of the effective date of the termination. The payment amount shall be subject to normal payroll deductions at Employee’s then elected rate. Employee agrees to pay any federal or state taxes, which are required to be paid by Employee beyond the amount of any withholding by the Company;

(ii) Short term bonus amounts from the Executive Bonus Plan, pro-rated for the period of the calendar year in which the Employee last performed services for the Company, in accordance with the Bonus Plan in effect on the date of the termination;

(iii) Long term bonus amounts from the Executive Bonus Plan, if applicable, either in a lump sum payment made within thirty (30) days of the effective date of the termination or, in accordance with the payment schedule in the Bonus Plan in effect on the date of the termination, such election to be made at the option of the Company; and,

(iv) Continuation of the insurance coverage in effect on the date of the termination, for a period of 18 (eighteen) months with the Company paying the employer portion of the premium and the Employee paying the employee portion, including dependents if applicable, of the premium during the eighteen (18) month period, provided Employee elects to continue such insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Employee is solely responsible for taking the actions necessary to exercise his rights under COBRA for the insurance coverage Employee has in effect, including dependents if applicable, on the date of termination.

(b) The parties agree, in the event of a breach of this Agreement by the Company that is not cured in accordance with this Agreement, that actual damages are speculative and that the amount of the Severance Pay set forth herein is liquidated damages and is a reasonable estimate of what damages would be for a breach of this Agreement.

(c) Employee agrees and acknowledges that the following must be satisfied by the Employee before he is entitled to the Severance Pay called for herein:

(i) That Employee return any and all Company equipment, software, data or Company property or information, including documents and records or copies thereof relating in any way to any proprietary information of the Company, its parent, subsidiaries or affiliates whether prepared by the Employee or any other person or entity. That Employee further agrees that he shall not retain any proprietary information of the Company, its parent, subsidiaries or affiliates after the termination of his employment;

(ii) That Employee execute a Global Release of Liability, in a form substantially similar to the sample attached hereto, which releases liability for any and all claims, whether based in law or equity, arising from or associated with Employee’s employment or with this Agreement. That Employee further acknowledges and agrees that he has not made and will not make any assignment of any claim, cause or right of action, or any right of any kind whatsoever, arising from or associated with the employment of Employee by the Company; and,

(iii) That Employee reaffirm the covenants contained herein, in writing, including but not limited to the following: non-disclosure, non-competition and non-solicitation covenants.

(d) The Employee may terminate this Agreement for reasons other than those identified in Paragraph 5(b) upon not less than 60 days prior written notice. If the Employee terminates this Agreement pursuant to this paragraph, he shall only be entitled to the following:

(i) Any unpaid salary through the effective date of Employee’s resignation from the Company; and

(ii) Any accrued and unused vacation pay.

7. Compensation and Benefits.

(a) During the term of this Agreement, the Company shall pay to Employee an annual salary of not less than $183,000 (“Base Salary”), which amount shall be paid according to the Company’s regular payroll practices. The Company agrees to review the Base Salary on an annual basis and adjust the salary to comply with the executive compensation policy in effect at the time of the review. Any increase made to the annual salary will establish the new Base Salary for the Employee. All payments made pursuant to this Agreement shall be reduced by and subject to withholding for all federal, state, and local taxes and any withholding required by applicable laws and regulations.

(b) The Company may provide an annual incentive (the “Annual Incentive”) to the Employee during the Term of Employment based on the Employee’s and the Company’s performance, as determined by the Board (or a committee thereof) in its sole discretion. If such a plan is provided, the Company shall set a target incentive of not less than sixty percent (60%) of annual salary. Such annual incentive shall be paid in accordance with the Company’s regular practice for its senior officers, as in effect from time to time. To the extent not duplicative of the specific benefits provided herein, the Employee shall be eligible to participate in all incentive compensation, retirement, supplemental retirement, and deferred compensation plans, policies and arrangements that are provided generally to other senior officers of the Company at a level (in terms of the amount and types of benefits and incentive compensation that the Employee has the opportunity to receive and the terms thereof) determined in the sole discretion of the Board.

(c) Employee agrees that the amounts payable under this Agreement including but not limited to the amount payable under Paragraph 6(a)(l) is good, valuable and separate consideration for the non-competition, assignment and release of liability provisions contained herein. Employee acknowledges that he is aware of the effect of the non-competition, assignment and release of liability provisions contained herein and agrees that the amounts payable under this Agreement including but not limited to the amount payable under Paragraph 6(a)(l) is sufficient consideration for his agreement to these provisions.

(d) In addition to the compensation called for in this Agreement, Employee shall be entitled to any and all benefits and perquisites generally provided from time to time to other similarly situated officers as well as the benefits and prerequisites attached hereto as Exhibit “A” and incorporated herein by this reference.

8. Licensing.

Employee has obtained and possesses, or will obtain and possess, and will maintain throughout the Term hereof, all licenses, approvals, permits, and authorization (the “Licenses”) necessary to perform Employee’s duties hereunder, (if any). Any costs, attorneys fees, investigations fees or other expenses incurred in connection with obtaining or maintaining such Licenses shall be borne by the Company. Employee warrants that Employee is fully eligible, under all standards and requirements, to obtain, possess, and maintain such Licenses and that Employee will commit no acts during the Term hereof that would jeopardize or eliminate Employee’s ability to possess or maintain such Licenses.

9. Rules and Regulations.

Employee shall observe, enforce, and comply with the policies, philosophies, strategies, rules, and regulations of the Company, as they may be promulgated and/or modified from time to time, and shall carry out and perform the orders, directions, and policies of the Company, as they may be stated and/or amended from time to time, either orally or in writing. A violation of this Section 8 by Employee is a material breach of this Agreement.

10. Restrictive Covenants.

In consideration of the amount payable under Paragraph 6(a)(l), the other compensation paid hereunder, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, the parties agree to the following provisions of this Section 10:

(a) Non-Competition. Employee understands and agrees that the Company does business throughout the State of Nevada and other states. Employee further understands and agrees that he is a high ranking officer of the Company and will have access to confidential and trade secret information of the Company and to its goodwill that will allow Employee to unfairly compete with the Company justifying this restriction. For a period of one (1) year following the termination of Employee’s employment hereunder for any reason, including expiration of the Term of this Agreement, Employee agrees that, without the written permission of the Company, he will not engage (whether as owner, partner, controlling stockholder, controlling investor, employee, adviser, consultant, or otherwise) in any business that is in direct competition with the Business, as of the Applicable Date (as defined below), in Nevada and any other state in which the Company is conducting its Business (the “Non-Compete Area”) as of the effective date of the termination. “Applicable Date” is the date of termination or the date the Employee executes the Global Mutual Release of Liability in accordance with this Agreement, whichever is later.

(b) Non-Solicitation. Without limiting the generality of the foregoing, Employee agrees that for a period of one (1) year following the Applicable Date, he will not, without the prior written consent of the Company, directly or indirectly solicit or attempt to solicit, within the Non-Compete Area, any business from any person or entity that the Company called upon, solicited, or conducted business with as of the effective date of the termination, any persons or entities that have been customers of the Company or recruit or hire any person who has been or is an employee of the Company, its parent, subsidiaries or affiliates during the preceding one-year period from the date of termination of this Agreement. In addition, Employee agrees that he shall not directly or indirectly solicit or encourage any employee of Company to go to work for or with Employee for a period of one-year following the date of termination of this Agreement. In the event of the violation of this Section 10, the Company will be entitled to, in addition to any other remedies provided by law or equity, obtain injunctive relief and the specific performance of this covenant. Should Employee violate this Section 10, the period of time for this Paragraph will automatically be extended for the period of time from which Employee began such violation until he permanently ceases such violation. The Employee acknowledges that this Section 10 is necessary to protect the interests of the Company, and that the restrictions contained herein are reasonable in light of the consideration and other value the Employee has accepted pursuant to this Agreement. If any provision of this covenant is invalid in whole or in part, it will be limited, whether as to time, area covered, or otherwise as and to the extent required for its validity under the applicable law and as so limited, will be enforceable.

(c) Confidential Information. Employee acknowledges that he has had or will have access to the Company’s confidential information and that of its parent, subsidiaries and affiliates (including, but not limited to, records regarding sales, price and cost information, marketing plans, customer names, customer lists, sales techniques, distribution plans or procedures, and other material relating to the Company’s Business), proprietary, or trade secret information (the “Confidential Information”), and agrees never to use the Confidential Information other than for the sole benefit of the Company and further agrees to never disclose such Confidential Information (except as may be required by regulatory authorities or as may be required by law) to any entity or person that is not an officer or employee (unless at such time such Confidential Information is subject to a policy of the Company restricting disclosure to non-officers) of the Company at the time of such disclosure, without the prior written consent of the Company. Employee further acknowledges that this covenant to maintain Confidential Information is necessary to protect the goodwill and proprietary interests of the Company, its parent, subsidiaries or affiliates and the restriction against the disclosure of Confidential Information is reasonable in light of the consideration and other value the Employee has received or will receive pursuant to this Agreement.

(d) Employee agrees to cooperate with the Company in any litigation, administrative proceeding, investigation or audit involving any matters with which Employee has knowledge of from his employment with the Company. The Company shall reimburse Employee for reasonable expenses, including reasonable compensation for services rendered at his hourly rate of compensation on the date of termination of the Agreement, incurred in providing such assistance and approved by the Company.

(e) In the event of a violation of this Section 10, the Company shall be entitled to any form of relief at law or equity, and the parties agree and acknowledge that injunctive relief is an appropriate, but not exclusive, remedy to enforce the provisions hereof. The existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense of the Company’s enforcement of the covenants set forth in this Section 10. The Employee hereby submits to the jurisdiction of the courts of the State of Nevada and federal courts therein for the purposes of any actions or proceedings instituted by the Company to enforce its rights under this Agreement, to seek money damages or seek injunctive relief. Employee further acknowledges and agrees that the obligations contained in Section 10 of this Agreement are fair, do not unreasonably restrict Employee’s further employment and business opportunities, and are commensurate with the compensation arrangements set out in this Agreement. The covenants contained in Section 10 shall each be construed as an Agreement independent of any other provisions of this Agreement. Both parties intend to make the covenants of Section 10 binding only to the extent that it may be lawfully done under existing applicable laws. If a court of competent jurisdiction decides any part of any covenant is overly broad, thereby making the covenant unenforceable, the parties agree that such court shall substitute a reasonable, judicially enforceable limitation in place of the offensive part of the covenant and as so modified the covenant shall be as fully enforceable as set forth herein by the parties themselves in the modified form.

(f) Employee acknowledges that it is possible that the corporate structure of the Company could change during the term of this Agreement. Employee hereby acknowledges and affirms that the Company may assign its rights under this Agreement to a third-party without the approval of or additional consideration to Employee. Employee acknowledges and agrees that the consideration called for herein is good and sufficient consideration for the Company’s right to assign its rights under this Agreement.

(g) Sections 10(a) through (f), inclusive, of this Agreement shall survive either termination of the employment relationship or termination of this Agreement for the full period set forth in Sections 10(a) through (e), inclusive.

11. Employee Benefits.

Employee shall be entitled to receive employee benefits and other employment-related perquisites as shall be established or revised by the Company from time to time for similarly situated employees. Employee shall receive full medical coverage, dependent medical coverage, life insurance, and such other employee benefits on the same terms as officers at the same level within the Company.

12. Work for Hire.

Employee agrees that any work, invention, idea or report which he produces or which results from or is suggested by the work Employee does on behalf of the Company, its parent, subsidiaries or affiliates is a “work for hire” (hereinafter referred to as “Work”) and will be the sole property of the Company. The Employee agrees to sign any documents, during or after employment, which the Company deems necessary to confirm its ownership of the Work, and Employee agrees to cooperate with the Company to allow the Company to take advantage of it ownership of such Work.

13. Assignment of Agreement.

Employee agrees that his services are unique and personal and that, accordingly, Employee may not assign his rights or delegate his duties or obligations under this Agreement. The Company may assign its rights, duties, and obligations under this Agreement to any successor to its business. This Agreement shall inure to the benefit of and be binding upon the Company’s successors and assigns.

14. Indemnification of Employee.

The Company shall indemnify the Employee and hold him harmless for acts or decisions made by him in good faith while performing services for the Company, its parent, subsidiaries and affiliates to the full extent allowed by law. The Company shall also use its reasonable efforts to obtain coverage for him under any insurance policy now in force or hereinafter obtained during the term of this Agreement covering the officers and directors of the Company against lawsuits, subject to the business judgment of the Board. The Company shall pay all expenses, including attorneys’ fees of an attorney selected and retained by the Company to represent the Employee, actually and necessarily incurred by the Employee in connection with the defense of such act, suit, or proceeding and in connection with any related appeal, including the cost of court settlements.

15. Notices.

Any notice, document, or other communication (hereinafter “Notice”) which either party may be required or may desire to give to the other party shall be in writing, and any such notice may be given or delivered personally or by mail. Any such notices given or delivered personally shall be given or delivered by hand to an officer of the entity to which they are being given or delivered or the individual, as the case may be, and shall be deemed given or delivered when so given or delivered by hand. Any such notices given or delivered by mail shall be deemed given or delivered three (3) days after it is deposited in the U.S. mail, certified or registered mail, return receipt requested, with all postage and fee prepaid, address to the person or entity in question as follows:

If to the Employee:
Ann W. Nelson
7413 Franktown Rd
Washoe Valley, Nevada 89704

If to the Company:
Douglas D. Dirks
9790 Gateway Drive, Suite 200
Reno, Nevada 89521

or, in either case, to such other address as either party may have previously notified the other pursuant to the provisions of this Section 15.

16. Severability.

In the event that any provision hereof shall be declared by a court of competent jurisdiction to be void or voidable as contrary to law or public policy, such declaration shall not affect the continuing validity or enforceability of any other provisions hereof insofar as it may be reasonable and practicable to continue to enforce such other provision in the absence of the provision which shall have been declared to be void and voidable.

17. Remedy for Breach.

Both parties recognize that the services to be performed by the Employee are special and unique. The Company will have the right to seek and obtain damages and any available equitable remedies for Employee’s breach of this Agreement. The Employee’s remedy for any breach of this Agreement is strictly limited to the Severance Pay called for herein.

18. Mitigation of Damages.

Employee shall not be required to mitigate damages or the amount of any payment provided under this Agreement by other employment or otherwise after the termination of employment hereunder, and any amounts earned by Employee, whether from self-employment or other employment shall not reduce the amount of any Severance Pay called for herein.

19. Attorneys’ Fees and Costs.

In any claim or dispute between the parties arising out of or associated with this Agreement or the breach hereof, the prevailing party shall be entitled to recover all reasonable attorneys’ fees, expenses, and costs thereof or associated therewith. The term “prevailing party” means the party obtaining substantially the relief sought via litigation or through an action in arbitration.

20. Integration, Amendment, and Waiver.

This Agreement and such other written agreements referenced in this Agreement, constitute the entire agreement between the parties pertaining to the subject matter contained in it except as expressly provided herein, and supersedes all prior agreements, representations, assurances, and understandings of the parties. No amendment of, addition to, or modification of this Agreement shall be binding unless executed in writing by all the parties. Any term or provision of this Agreement may be waived in a signed writing at any time by the party which is entitled to the benefit thereof, provided, however, that any waiver shall apply only to the specific event or omission waived and shall not constitute a continuing waiver. Any term or provision of this Agreement may be amended or supplemented at any time by a written instrument executed by all the parties hereto.

21. Captions.

The captions and section headings of this Agreement are for convenience and reference only, and shall have no effect on the interpretation or construction of this Agreement.

22. Applicable Law.

The substantive laws of the State of Nevada shall govern the validity, construction, interpretation, performance, and effect of this Agreement.

23. Arbitration.

Any controversy or claim arising out of this Agreement, other than an action to enforce the provisions of Section 10 herein or the breach thereof, shall be settled by arbitration according to the rules of the American Arbitration Association applicable to disputes arising in Nevada and under Nevada law. Any party to the arbitration may enter judgment upon the award rendered by the arbitrator in any court having jurisdiction thereof. The arbitrator shall not be entitled to amend or alter the terms of this Agreement. Notwithstanding this Section 23, the Company shall be entitled to seek any available equitable remedy for enforcement of provisions of this Agreement.

24. Authorization.

The Company and the Employee, individually and severally, represent and warrant to the other party that it has the authorization, power and right to deliver, execute and fully perform the obligations under this Agreement in accordance with its terms. The Employee represents and warrants to the Company that there is no restriction or limitation, by reason of this Agreement or otherwise, upon the Employee’s right or ability to enter into this Agreement and fulfill his obligations under this Agreement.

25. Acknowledgment.

Employee acknowledges that he has given a reasonable period of time to study this Agreement before signing it. Employee certifies that he has fully read, has received an explanation of, and completely understands the terms, nature, and effect of this Agreement. Employee further acknowledges that he is executing this Agreement freely, knowingly, and voluntarily and that Employee’s execution of this Agreement is not the result of any fraud, duress, mistake, or undue influence whatsoever. In executing this Agreement, Employee does not rely on any inducements, promisers, or representations by the Company or any person other than the terms and conditions of this Agreement.

IN WITNESS WHEREOF, we have executed this Agreement on the day and year herein above written.

COMPANY:		EMPLOYEE:
By:	/s/ Douglas D. Dirks	By:	/s/ Ann W. Nelson

	Name: Douglas D. Dirks	Name: Ann W. Nelson

Appendix A

Perquisites

1. Automobile Allowance in the amount of $1,200.00 per month

2. Annual Executive Physical Examination as a part of the Company’s executive wellness program

3. Life Insurance as a part of the Company’s group life insurance program in an amount equal to 3 times the Employee’s Base Salary